Exhibit 99.1

Cesca Therapeutics Acquires Remaining Ownership Stake in ThermoGenesis and Forms New ThermoGenesis Subsidiary, CARTXpress Bio, Inc., to Focus on its CAR-TXpress Cellular Processing Platform

New Corporate Structure is Intended to Help Unlock Value of the Company’s Businesses

RANCHO CORDOVA, Calif., January 4, 2019 — Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cellular processing and autologous cell therapies for regenerative medicine, today announced that, under the terms of a reorganization and share exchange agreement approved by the Board of Directors, it has acquired from Bay City Capital (BCC) the remaining 20% equity share of its device subsidiary, ThermoGenesis Corp. In exchange, BCC has taken 20% ownership in a newly created subsidiary of ThermoGenesis called CARTXpress Bio, Inc. the remaining 80% of which is owned by ThermoGenesis. The reorganization and share exchange took effect on January 1, 2019.

As a result, ThermoGenesis is now a wholly owned subsidiary of Cesca with a focus on the development and commercialization of automated medical devices and technologies for cell-based therapies, including stem cell banking, point-of-care applications, and large-scale cell manufacturing of immunotherapy drugs, such as chimeric antigen receptor (CAR) T cells. Specifically, ThermoGenesis’ proprietary technology platforms include:

●	The AutoXpress® platform, a proprietary automation platform designed to address the needs of the stem cell banking industry, which includes:
o	AXP® and AXP (II), market-leading, automated systems for the isolation, collection and storage of hematopoietic stem cell concentrates from cord blood and peripheral blood
o	BioArchive®, a market-leading product for automated controlled-rate-freezing and cryogenic storage of cellular product for clinical applications
●

The POCXpress platform, a proprietary automation platform with dedicated devices for the rapid, processing of autologous peripheral blood or bone marrow-derived stem cells and other hematopoietic components at the point of care, such as surgical centers or clinics

●

The CAR-TXpress™ platform, a functionally closed, semi-automated, low-cost system that selects target cells using Cesca’s patented buoyancy-activated cell separation (BACS) technology for more efficient cellular manufacturing. CAR-TXpress includes the company’s X-Series™ products:

o	X-LAB™ for Cell Isolation
o	X-BACS™ for Cell Selection
o	X-WASH™ for Cell Washing and Reformulation

In connection with the reorganization, Ms. Haihong Zhu, president of ThermoGenesis, has also been appointed president of its newly formed subsidiary, CARTXpress Bio, Inc. Additionally, beginning with the filing of company’s first quarter 2019 financial results, Cesca will report ThermoGenesis as a 100% owned device division, according to business segment accounting requirements.

Chris Xu, Ph.D., Cesca’s chief executive officer, commented, “Under this revised corporate structure, we believe that we can more effectively unlock the true underlying value of each area of focus with dedicated leadership teams and solid strategies for growth.”

About ThermoGenesis Corp.

ThermoGenesis Corp. is a wholly owned subsidiary of Cesca Therapeutics with a focus on the development and commercialization of automated medical devices and technologies for cell-based therapies, including stem cell banking, point-of-care applications, and large-scale cell manufacturing. For more information, visit: www.thermogenesis.com.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. is a market leader in automated cellular processing technologies and autologous cell therapies for regenerative medicine. For more information, visit: www.cescatherapeutics.com.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

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